Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to the Registration Statement No. 333-228832 on Form N-1A as of our report dated July 24, 2024, relating to the financial statements and financial highlights of BlackRock International Dividend Fund of BlackRock FundsSM (the “Fund”), appearing in Form N-CSR of the Fund for the year ended May 31, 2024, and we also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 18, 2024